EXHIBIT 99.1

Contact:	Shelly Rubin Chief Financial Officer LNR Property Corporation (305) 695-5440

LNR PROPERTY CORPORATION OFFERS TO REPURCHASE
SENIOR SUBORDINATED NOTES

        MIAMI BEACH, December 30, 2004—LNR Property Corporation (NYSE: LNR) today announced that it has commenced a cash tender offer and consent solicitation for any and all of its 7.625% senior subordinated notes due 2013 and any and all of its 7.25% senior subordinated notes due 2013. A holder's tender of notes will constitute a consent to amend the indenture relating to the issue of notes that are tendered to eliminate certain events of default and substantially all the covenants in the indenture, other than the covenant to pay principal and interest and a covenant requiring LNR to offer to repurchase notes for 101% of their principal amount during a period of 30 to 45 days following notice that a change in control of LNR has occurred.

        The price LNR will pay for the notes of an issue that are tendered in response to its offer will be an amount equal to (a) the present value of the redemption price payable for notes of that issue on the first day on which LNR has the right to redeem them plus all scheduled interest payments from the date LNR repurchases the notes up to but not including such redemption date, using a discount rate equal to the sum of (i) the yield to maturity on the U.S. Treasury Notes with a maturity date most nearly the same as the earliest redemption date of the notes of that issue, determined as of 2:00 p.m. on the day that is two trading days before the day on which the notes must be tendered to qualify for the consent fee, as calculated by Goldman, Sachs & Co., plus (ii) 100 basis points, minus (b) $30.00 per $1,000 principal amount, plus (c) accrued but unpaid interest to, but excluding, the date on which LNR repurchases the notes of that issue. However, LNR will pay a consent fee of $30.00 per $1,000 principal amount for notes that are tendered before 5:00 p.m., New York City time, on January 12, 2005. Based upon the yield to maturity on U.S. Treasury Notes with a maturity date most nearly the same as the earliest redemption date of the notes of each issue at the close of business on December 29, 2004, the tender price for the 7.625% notes would have been the equivalent of 110.296% of the face amount thereof and the tender price for the 7.25% notes would have been the equivalent of 109.332% of the face amount thereof plus, in each case, any accrued and unpaid interest. Including payment of the consent fee, the tender price for the 7.625% notes would have been the equivalent of 113.296% of the face amount thereof and the tender price for the 7.25% notes would have been the equivalent of 112.332% of the face amount thereof plus, in each case, any accrued and unpaid interest. The offer will expire at 5:00 p.m. New York City time on Friday, January 28, 2005, unless LNR extends it.

        LNR's obligation to purchase notes of an issue that are tendered will be conditioned on, among other things, completion of the previously announced merger by which LNR will be acquired by Riley Property Holdings LLC, and at least a majority in principal amount of the notes of that issue being properly tendered and not validly withdrawn. LNR has the right to waive these and the other conditions.

        The indenture amendments relating to an issue will become effective if holders of a majority in principal amount of the notes of that issue tender their notes and do not withdraw them before a supplemental indenture relating to the amendments is executed. It is anticipated that the supplemental indenture relating to an issue will be executed promptly after a majority in principal amount of the notes of that issue have been properly tendered and not withdrawn. However, the amendments will not become operative until LNR pays for the tendered notes, which will not occur until after the tender offer has expired and the merger has taken place (unless the merger agreement is terminated, but LNR decides nonetheless to purchase the tendered notes). If the amendments with regard to an issue of notes become operative, they will be effective as of the date the supplemental indenture was executed.

        Holders who tender notes of an issue will be able to withdraw them until the supplemental indenture relating to the notes of that issue is executed. If we do not receive notes and related consents from a majority in aggregate principal amount of notes of an issue, but nonetheless decide to accept the notes of that issue that have been tendered, withdrawal rights with respect to that issue of notes will end at the expiration time of the offer.

        Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, said, "LNR is offering to repurchase the two issues of senior subordinated notes in order to facilitate its acquisition by Riley Property Holdings, and the financing of that acquisition, as well as to increase LNR's operating and financial flexibility following the acquisition."

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. LNR's offer to repurchase notes of the two issues is being made solely in an Offer to Purchase and Consent Solicitation and an accompanying Consent and Letter of Transmittal dated December 29, 2004.

        LNR has engaged Goldman, Sachs & Co. and Deutsche Bank Securities Inc. to act as the dealer managers in connection with the offer. Questions regarding the offer may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (U.S. toll-free) and (212) 357-3019 (collect) or to Deutsche Bank Securities Inc. at (800) 553-2826 (U.S. toll-free) and (212) 250-6008 (collect).

        Copies of the Offer to Purchase and the Letter of Transmittal and Consent form can be obtained from MacKenzie Partners Inc. at 105 Madison Avenue, New York, NY 10016, by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com.